FOR IMMEDIATE RELEASE

For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 9% Increase in Quarterly Net Income
and Declares Dividend

LEWISTON, Maine, (October 20, 2005)-Northeast Bancorp (AMEX: NBN) announced that earnings for the first quarter ended September 30, 2005 were $1,042,097, or $0.41 per diluted share, representing an increase of 9% over earnings for the same period last year which were $956,166, or $0.37 per diluted share. In addition, the Board of Directors declared a dividend of $0.09 per share, payable on November 23, 2005 to shareholders of record as of the close of business on November 2, 2005. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and had a book value of approximately $16.01 per share as of September 30, 2005. The Company remains well-capitalized and committed to its long-term objectives of maintaining sufficient levels of capital to continue providing a fair dividend return, to repurchase its shares when appropriate, and to support the overall growth of the franchise.

"As we wrap up the final details of our recent move to our new headquarters in Lewiston's Southern Gateway and the opening of our new Gateway branch, we are pleased with the results in this first quarter," said Jim Delamater, President and Chief Executive Officer of Northeast Bancorp. "We believe that our ability to deliver quality loan products, generate deposits, and provide a broad-base of investment and insurance planning has never been stronger as evidenced by our continued increase in earning assets, in core deposit balances and in non-interest income."

The Company reports that total assets as of September 30, 2005, were approximately $580 million, a modest increase of 4% over this same period last year. In addition, for the period ended September 30, 2005 as compared to the period ended September 30, 2004, we experienced a 3% increase in net loan balances to $460 million and a 2% increase in deposit balances to $400 million, with core deposits, exclusive of brokered accounts, growing by 13.5% as compared to September 30, 2004. Non-interest income increased by $424,000; a 36% increase over the same period last year.

Delamater added, "We will continue to focus on the delivery of "needs-based" advice to our customers; delivering investment and planning strategies that will provide us with income diversity and position the Company for long-term consistent earnings growth. We believe what makes us unique is that we are and continue to be an independent Maine-based community bank, making decisions locally for the good of the customers, communities and state."

Northeast Bancorp is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Bank Financial Group, Inc. and other affiliations, provides retail and business customers with a broad array of financial services, and derives its income from a combination of traditional banking services and non-traditional financial products and services. These non-traditional products and services include trust, investment, and insurance products, including life, disability, property, and casualty insurance. All are offered via a "needs-based" consultative selling philosophy that requires employees to understand customers' financial goals and objectives when finding the most appropriate product or service match. The Company operates 21 retail outlets including 12 retail banking branches, eight insurance offices, and one financial center.

The headquarters for Northeast Bancorp is located at 500 Canal Street, in Lewiston, Maine. Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company should access its web site at www.northeastbank.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting Northeast Bancorp's operations. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access Northeast Bancorp's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Northeast Bancorp, including information which could affect Northeast Bancorp's forward-looking statements.

Northeast Bank, a Member FDIC and Equal Housing Lender, is a wholly owned subsidiary of Northeast Bancorp (AMEX: NBN). Northeast Bank Insurance Group, Inc., a wholly owned subsidiary of Northeast Bank, is the insurance services arm of Northeast Bancorp. Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information-Securities, annuities, and insurance products are not deposit products and are not FDIC insured, and they are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.
NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended
	September 30,		%
	2005	2004	Change
Selected financial information

Income statement data:

Interest income	$ 8,679	$ 7,568	15%
Interest expense	3,944	3,292	20%
Net interest income	4,735	4,276	11%
Provision for loan losses	301	300	0%
Net interest income after provision for loan losses	4,434	3,976	12%
Gain on sale of loans	100	52	92%
Gain on securities	7	2	250%
Other noninterest income	1,481	1,110	33%
Noninterest expense	4,459	3,754	19%
Operating income before income tax	1,563	1,386	13%
Income tax expense	521	430	21%
Net income	$ 1,042	$ 956	9%

Per share data:
Basic earning per common share	$ 0.41	$ 0.38	8%
Diluted earnings per common share	$ 0.41	$ 0.37	11%
Weighted average shares outstanding:
Basic	2,522,653	2,525,346	0%
Diluted	2,552,351	2,568,703	-1%

Book value per share	16.01	15.08
Tangible book value per share	15.01	13.99

Net interest margin	3.43%	3.28%
Net interest spread	3.15%	3.05%
Return on average assets (annualized)	0.72%	0.74%
Return on equity (annualized)	10.18%	10.74%
Tier I leverage ratio (Bank)	8.43%	7.96%
Tier I risk-based capital ratio (Bank)	11.04%	10.09%
Total risk-based capital ratio (Bank)	12.25%	11.20%
Efficiency ratio	71%	69%
Nonperforming loans	2,546	2,002
Total nonperforming assets	2,599	2,068
Nonperforming loans as a % of total loans	0.55%	0.45%
Nonperforming assets as a % of total assets	0.45%	0.37%

	September 30,		%
	2005	2004	Change
Balance sheet highlights:

Investment securities	$ 76,117	$ 67,477	13%
Loans held for sale	526	237	122%
Loans	460,068	448,587	3%
Allowance for loan losses	5,336	4,752	12%
Total assets	580,024	555,123	4%

Deposits:
NOW and money market	74,626	89,932	-17%
Savings	27,491	29,340	-6%
Certificates of deposits	193,964	142,679	36%
Brokered time deposits	61,079	94,949	-36%
Noninterest-bearing deposits	43,002	36,817	17%
Total deposits	400,162	393,717	2%

Borrowings	98,915	85,898	15%
Shareholders' equity	40,415	38,089	6%

Shares outstanding	2,524,832	2,525,102	0%